Exhibit 8.1

2001 ROSS AVENUE SUITE 600 DALLAS, TEXAS 75201-2980	AUSTIN BEIJING BRUSSELS DALLAS	LONDON MOSCOW NEW YORK PALO ALTO
	DUBAI	RIYADH
TEL +1 214.953.6500	HONG KONG	SAN FRANCISCO
FAX +1 214.953.6503	HOUSTON	WASHINGTON
BakerBotts.com

February 23, 2018

Valero Energy Partners LP

One Valero Way

San Antonio, Texas 78249

Ladies and Gentlemen:

We have acted as counsel to Valero Energy Partners LP, a Delaware limited partnership (the “Partnership”), in connection with the proposed offering and sale from time to time by the Partnership of common units representing limited partner interests in the Partnership having an aggregate offering price of up to $350,000,000 pursuant to that certain Equity Distribution Agreement dated September 16, 2016 by and among the Partnership, Valero Energy Partners GP LLC, a Delaware limited liability company, and the several managers named therein.

Reference is made to (i) the registration statement on Form S-3 (Registration No. 333-213305) (the “Registration Statement”) filed by the Partnership with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, which Registration Statement was declared effective by the Commission on September 1, 2016; (ii) the prospectus included in the Registration Statement dated September 1, 2016 (the “Base Prospectus”); and (iii) the prospectus supplement to the Base Prospectus dated September 16, 2016 (together with the Base Prospectus, the “Prospectus”). In order to provide updated disclosure regarding the material tax considerations associated with the Partnership’s operations and the purchase, ownership and disposition of the Partnership’s common units, the Partnership filed a Current Report on Form 8-K dated on or about the date hereof, Exhibit 99.1 of which contains updated disclosure (the “Discussion”) that replaces in its entirety the section under the heading “Material Federal Income Tax Consequences” that appears in the Prospectus.

This opinion is based on various facts and assumptions, and is conditioned upon certain representations made to us by the Partnership as to factual matters through a certificate of an officer of the Partnership (the “Officer’s Certificate”). In addition, this opinion is based upon the factual representations of the Partnership concerning its business, properties and governing documents as set forth in the Registration Statement, the Prospectus and the Partnership’s responses to our examinations and inquiries.

In our capacity as counsel to the Partnership, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments, as we have deemed necessary or appropriate for purposes of this opinion. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies. For purposes of our opinion, we have not made an independent investigation or audit of the facts set forth in the above-referenced documents or representations. In addition, in rendering this opinion we have assumed the truth and accuracy of all representations and statements made to us which are qualified as to knowledge or belief, without regard to such qualification.

We hereby confirm that all statements of legal conclusions contained in the Discussion constitute the opinion of Baker Botts L.L.P. with respect to the matters set forth therein as of the date hereof, subject to the assumptions, qualifications and limitations set forth therein. This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the

February 23, 2018

Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts from those set forth in the representations described above, including in the Registration Statement, the Prospectus and the Officer’s Certificate, may affect the conclusions stated herein.

No opinion is expressed as to any matter not discussed in the Discussion. We are opining herein only as to the federal income tax matters described above, and we express no opinion with respect to the applicability to, or the effect on, any transaction of other federal laws, foreign laws, the laws of any state or any other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state. This letter speaks as of the date hereof, and we disclaim any obligation to update it.

We hereby consent to the filing of this opinion of counsel as Exhibit 8.1 to the Partnership’s Current Report on Form 8-K dated on or about the date hereof, to the incorporation by reference of this opinion into the Registration Statement and to the reference to our firm and this opinion in the Discussion and under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.